EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Friday, January 28, 2005

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation Announces

Earnings for 2004

West Point, Va., January 28, 2005—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $11.20 million, or $3.00 per diluted share, for the year ended December 31, 2004, compared with $12.92 million, or $3.42 per diluted share, for the year ended December 31, 2003.

Net income for the fourth quarter ended December 31, 2004 was $2.86 million, or 77 cents per diluted share, compared with $2.75 million, or 72 cents per diluted share, for the fourth quarter ended December 31, 2003.

“Net income for 2004 reflected the complementary balance of the corporation’s business segments,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “For the year, our Mortgage Banking segment’s net income declined, as anticipated, after the record year that resulted from 2003’s strong mortgage loan demand. This decline was partly offset by increased net income at both the Retail Banking and Consumer Finance segments. These increases reflect economic growth that boosted commercial and consumer loan demand, as well as interest rates, in the second half of 2004.”

For the year ended December 31, 2004, the corporation’s return on average equity was 16.78 percent and its return on average assets was 1.91 percent, compared with a 21.32 percent return on average equity and a 2.35 percent return on average assets for 2003. The corporation’s 16.64 percent annualized return on average equity and 1.89 percent annualized return on average assets

C&F FINANCIAL CORPORATION

Friday, January 28, 2005

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

for the fourth quarter of 2004 compares with a 17.20 percent annualized return on average equity and a 1.92 percent annualized return on average assets for the fourth quarter of 2003.

“We are excited about 2005,” said Dillon. “The Retail Banking segment expects to open two new branches on the Virginia Peninsula and to complete the relocation of its operations departments to a larger facility in James City County, Va. Our new operations center will enable C&F Bank to support expected growth and sustain the high standard of performance our customers and shareholders have come to expect. The Consumer Finance segment will implement the last phases of technology upgrades that will create efficiencies and enhance its capacity for new business in existing and new markets. The Mortgage Banking segment will continue to seek new mortgage loan origination offices and to expand ancillary loan origination services that can produce additional fee income and enhance the marketability of our loan product offerings.”

“During the fourth quarter, the board of directors declared a quarterly dividend of 24 cents per share, which is an increase of 8 percent over the prior quarter’s dividend,” said Dillon. “Over the past two years, the corporation’s quarterly dividend per share has increased by 50 percent. The corporation continued to repurchase shares of its stock under the board-approved stock repurchase program previously announced. We repurchased 89,050 shares in 2004 and 80,000 shares in 2003.”

Mortgage Banking Segment. Fourth quarter net income for the Mortgage Banking segment decreased from $1.10 million in 2003 to $833,000 in 2004. For the year, income decreased to $2.94 million from $5.84 million in 2003. The

C&F FINANCIAL CORPORATION

Friday, January 28, 2005

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

decreases resulted from declines in loan refinancings and lower gains on sales of a proportionately higher volume of variable-rate loans versus fixed-rate loans. The gain on sales of variable-rate loans is less than that of fixed-rate loans. The volume of mortgage loan applications, closings, fundings and the level of the mortgage loan pipeline followed a more seasonal pattern in 2004 with the second and third quarters being the peak earnings periods for the Mortgage Banking segment.

Retail Banking Segment. Net income for the Retail Banking segment increased approximately $397,000 to $1.44 million for the quarter ended December 31, 2004. Net income for the year increased to $5.68 million in 2004 compared to $4.62 million in 2003. The improvements in the performance of the Retail Banking segment resulted from an increase in net interest margin, which was attributable to a higher level of earning assets combined with the recent increase in interest rates and a decrease in the provision for loan losses. These improvements were offset in part by the initial costs associated with the expansion of the Retail Banking segment into the Peninsula and Hanover markets of Virginia and an increase in operations and administrative personnel to support growth.

The Retail Banking segment’s nonaccrual loans were $4.34 million as of December 31, 2004, compared with $1.99 million as of December 31, 2003. This increase primarily resulted from one commercial real estate relationship that became more than 90 days delinquent in the first quarter of 2004 and was subsequently put on nonaccrual status. Management is monitoring this relationship very closely and believes that current reserves are adequate to cover potential losses. The Retail Banking segment’s accruing loans past due 90 days

C&F FINANCIAL CORPORATION

Friday, January 28, 2005

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

or more increased to $1.58 million as of December 31, 2004, compared with $1.09 million as of December 31, 2003. This increase resulted primarily from the return to accrual status of a commercial loan that had been nonaccruing at December 31, 2003. Although this relationship is contractually past due, management has determined that a return to accrual status is appropriate based on an overall evaluation of the credit quality and a sustained period of contractual repayment performance.

Consumer Finance Segment. Fourth quarter net income for the Consumer Finance segment decreased from $550,000 in 2003 to $529,000 in 2004. For the year, net income increased to $2.34 million from $2.16 million in 2003. The decline in fourth quarter net income reflected increases in the cost of borrowings, in the provision for loan losses and in operating expenses to support growth and technology investments. These increases were partially offset by a 16.8 percent increase in average loans outstanding. For the full year, a 16.1 percent increase in average loans outstanding more than offset the full year increases in these cost and expense items, resulting in a net income increase for the year.

About C&F Financial Corporation. C&F Financial Corporation’s stock trades on the Nasdaq Stock Market System under the symbol CFFI. The stock closed at a price of $38.06 per share on Thursday, January 27, 2005. At December 31, 2004, the book value of the company was $19.75 per share, and the corporation declared a dividend of 24 cents per share during the fourth quarter of 2004. The corporation’s market makers include Advest, Inc., Davenport & Company LLC, FTN Financial Securities Corp., McKinnon & Company and Scott & Stringfellow, Inc.

C&F FINANCIAL CORPORATION

Friday, January 28, 2005

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia through C&F Bank and offers full investment services through its subsidiary C&F Investment Services, Inc. The corporation provides mortgage and title services through C&F Mortgage Corporation’s 17 offices. C&F Finance Company (formerly Moore Loans, Inc.) provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. The statements contained in this press release that are not historical facts may constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general economic conditions, (3) demand for loan products, (4) the legislative/regulatory climate, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) deposit flows, (8) competition, (9) demand for financial services in the corporation’s market area, (10) technology issues and (11) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except per share data)

Balance Sheets

	12/31/04	12/31/03	12/31/02
Investment securities - available for sale at fair value	$72,787	$103,050	$60,629
Loans held for sale	48,566	29,733	107,227
Loans, net	394,471	350,170	328,634
Federal Home Loan Bank stock	2,030	2,072	2,760
Total assets	609,122	573,546	551,922
Deposits	447,134	427,635	383,533
Borrowings	78,285	67,734	94,479
Shareholders’ equity	69,899	65,384	56,233

Statements of Income

	For The Quarter Ended		For The Twelve Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
Interest income	$10,798	$9,502	$40,843	$38,671
Interest expense	2,036	2,008	7,549	8,828
Provision for loan losses[1]	1,333	862	4,026	3,167
Other operating income:
Gain on sale of loans	4,450	4,432	16,575	20,584
Other	2,136	1,959	8,114	8,734
Other operating expenses:
Salaries and employee benefits	6,417	5,759	25,233	24,410
Other	3,467	3,266	12,520	12,338
Income tax expense	1,271	1,251	5,006	6,327
Net income	2,860	2,747	11,198	12,919
Earnings per common share – assuming dilution	.77	.72	3.00	3.42
Earnings per common share – basic	.81	.76	3.14	3.58
Interest income on a taxable-equivalent basis	11,250	9,816	42,078	39,960

Segment Information

	For The Quarter Ended		For The Twelve Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
Net income – retail banking	$1,437	$1,040	$5,677	$4,623
Net income – mortgage banking	833	1,095	2,942	5,844
Net income – consumer finance	529	550	2,335	2,163
Net income – other	61	62	244	289
Mortgage loan originations – mortgage banking	232,286	182,800	912,657	1,083,414
Mortgage loans sold – mortgage banking	237,372	223,492	893,824	1,160,907

C&F Financial Corporation

Selected Data and Ratios

	For The Quarter Ended		For The Twelve Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
Dividends per share	$.24	$.20	$.90	$.72
Annualized return on average assets	1.89%	1.92%	1.91%	2.35%
Annualized return on average equity	16.64%	17.20%	16.78%	21.32%
Net interest margin (fully taxable basis)	6.59%	5.94%	6.41%	6.14%

Average Balances

	For The Quarter Ended		For The Twelve Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
Securities	$70,836	$60,843	$70,743	$58,295
Loans held for sale	51,837	39,776	46,702	73,183
Loans	398,030	358,382	377,350	349,054
Fed funds sold/ interest bearing deposits at other banks	33,551	65,874	43,564	26,221
Total earning assets	554,254	524,875	538,359	506,753
Time, checking and savings deposits	365,539	358,290	363,111	342,820
Borrowings	78,703	72,746	74,011	75,342
Total interest bearing liabilities	444,242	431,036	437,122	418,162
Demand deposits	77,797	64,118	69,281	54,920
Shareholders’ equity	68,771	63,872	66,739	60,592

Capital Ratios

	12/31/04	12/31/03	12/31/02
Total Capital (to Risk-Weighted Assets)
Corporation	13.4%	13.7%	12.5%
Bank	12.2	12.3	11.8
Tier 1 Capital (to Risk-Weighted Assets)
Corporation	12.1	12.4	10.4
Bank	10.9	11.0	9.7
Tier 1 Capital (to Average Tangible Assets)
Corporation	9.7	9.6	8.8
Bank	8.8	8.5	8.3

C&F Financial Corporation

Asset Quality

Retail and Mortgage Banking Segments*	12/31/04	12/31/03	12/31/02
Non-accrual loans	$4,336	$1,993	$1,656
Real estate owned	—	8	703

Total non-performing assets	$4,336	$2,001	$2,359
Accruing loans past due for 90 days or more	$1,580	$1,092	$69
Allowance for loan losses	$4,460	$4,256	$3,765
Non-performing assets to loans and real estate owned	1.39%	.72%	.88%
Allowance for loan losses to loans and real estate owned	1.43	1.52	1.40
Allowance for loan losses to non-performing assets	102.88	212.69	159.60
* Loans exclude consumer finance loans at C&F Finance Company.

Consumer Finance Segment	12/31/04	12/31/03	12/31/02
Non-accrual loans	$1,330	$1,149	$688
Accruing loans past due for 90 days or more	481	233	293
Allowance for loan losses	6,684	4,401	2,957
Dealer reserves	1,076	2,119	2,071
Non-accrual consumer finance loans to total consumer finance loans	1.42%	1.44%	1.02%

Allowance for loan losses to total consumer finance loans[1]	7.15%	5.52%	4.40%
Dealer reserves to total consumer finance loans	1.15	2.66	3.08

Allowance for loan losses and dealer reserves to total consumer finance loans	8.30%	8.18%	7.48%

Other Data and Ratios

	As Of And For The Twelve Months Ended
	12/31/04	12/31/03
Shares repurchased	89,050	80,000
Average price of repurchased shares	$38.33	$28.13
Weighted average shares outstanding – diluted	3,729,128	3,781,843
Weighted average shares outstanding – basic	3,567,284	3,610,531
Market value per share at period end	$40.35	$39.70
Book value per share at period end	19.75	18.10
Price to book value ratio at period end	2.04	2.19
Price to earnings ratio at period end[2]	13.45	11.61

C&F Financial Corporation

Notes to Selected Financial Data

[1]	Included in the provision for loan losses is $1,158,000 and $787,000 for the quarter ended 12/31/04 and 12/31/03, respectively, and $3,826,000 and $2,642,000 for the twelve months ended 12/31/04 and 12/31/03, respectively, attributable to C&F Finance Company. The provision for loan losses, and the corresponding allowance for loan losses, increased in 2004 because the Consumer Finance segment no longer originates automobile loans that provide for dealer reserves to partially absorb loan losses.
[2]	The price to earnings ratio is calculated using diluted earnings per share.

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